SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule14a-12

COMPUTER ACCESS TECHNOLOGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

COMPUTER ACCESS TECHNOLOGY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2003

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of COMPUTER ACCESS TECHNOLOGY CORPORATION, a Delaware corporation (the “Company”), will be held on Thursday, May 22, 2003 at 9:00 a.m., local time, at the Company’s principal executive offices located at 2403 Walsh Avenue, Santa Clara, California 95051 for the following purposes:

1.	To elect two Class III directors to serve until the third Annual Meeting of Stockholders following election or until a successor has been duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending December 31, 2003.

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 31, 2003 are entitled to notice of, and to vote at, the Meeting. A copy of our Annual Report on Form 10-K, including our audited consolidated financial statements for the year ended December 31, 2002, is being mailed herewith to all stockholders of record on March 31, 2003.

Whether or not you plan to attend the Meeting in person, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person even if he or she has returned a proxy.

By order of the Board of Directors,

Carmine J. Napolitano Secretary

Santa Clara, California

April 22, 2003

i

COMPUTER ACCESS TECHNOLOGY CORPORATION

PROXY STATEMENT

FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of COMPUTER ACCESS TECHNOLOGY CORPORATION, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held Thursday, May 22, 2003 at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at our principal executive offices located at 2403 Walsh Avenue, Santa Clara, California 95051. The telephone number at that location is (408) 727-6600.

These proxy solicitation materials were first mailed on or about April 22, 2003 to all stockholders entitled to vote at the Meeting.

Record Date and Voting Securities

Stockholders of record at the close of business on March 31, 2003, are entitled to notice of, and to vote at, the Meeting. At the record date, 20,304,031 shares of our authorized common stock were issued and outstanding and held of record by 34 stockholders. No shares of our authorized preferred stock were outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is cast by (i) delivering to our Secretary a written notice of revocation, (ii) a duly executed proxy bearing a later date, or (iii) by attending the Meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Meeting.

We are making this solicitation of proxies and we will bear all costs related to it. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, without additional compensation, personally, by telephone, email or facsimile.

Quorum

The required quorum for the transaction of business at the Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST,” “WITHHOLD,” “ABSTAIN” or broker non-votes with respect to a matter will be treated as being present at the meeting for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee signs and returns a proxy but does not vote on a particular matter because the nominee does not have discretionary authority on that matter and has not received instructions from the beneficial owner.

Deadline for Receipt of Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before Our 2004 Annual Meeting of Stockholders. We intend to hold our 2004 Annual Meeting of Stockholders on May 20, 2004. We must receive all proposals to be presented at our 2004 Annual Meeting of Stockholders in writing no later than January 23, 2004, in order to be considered at that meeting. A stockholder’s proposal must set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) whether such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made has any material interest in the outcome of such proposal and, if so, a description of such material interest. If we do not receive a written proposal on or prior to January 23, 2004, the Board of Directors will have discretionary authority to raise the stockholder proposal at the Meeting for consideration and, if appropriate, a vote.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Proxy Materials.    A stockholder who intends to have a proposal included in our proxy statement and form of proxy for our 2004 Annual Meeting of Stockholders must deliver a copy of the proposal to us no later than December 12, 2003, in order for the proposal to be considered for inclusion under the rules of the Securities and Exchange Commission.

Any stockholder proposal submitted pursuant to either of the two preceding paragraphs should be submitted to Computer Access Technology Corporation, 2403 Walsh Avenue, Santa Clara, California 95051, Attention: Secretary.

PROPOSAL ONE

Election of Directors

Our Board of Directors has nominated Peretz Tzarnotzky and Dan Wilnai for election by the stockholders as Class III directors. See “Information Regarding Our Executive Officers and Directors” elsewhere in this Proxy Statement for information concerning the nominees.

We currently have five members of our Board of Directors. Our certificate of incorporation and bylaws provide for a classified Board of Directors. In accordance with the terms of our certificate of incorporation and bylaws, our Board of Directors is divided into three classes whose terms expire at different times and which consist as nearly as possible of an equal number of directors. The three classes are comprised of the following directors:

•	Class I consists of Philip Pollok. The term of the Class I director expires at the 2004 Annual Meeting of Stockholders;

•	Class II consists of Andrei Manoliu and Roger W. Johnson. The terms of Class II directors expire at the 2005 Annual Meeting of Stockholders; and

•	Class III consists of Peretz Tzarnotzky and Dan Wilnai. The term of our Class III directors will expire at the commencement of the Meeting. Accordingly, two persons are to be elected to serve as Class III directors of the Board of Directors at the Meeting.

If elected, each Class III nominee will serve as a director until our 2006 Annual Meeting of Stockholders or until a successor is earlier elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that these events will occur), the proxies may be voted for such substitute nominee as the Board of Directors may designate.

If a quorum is present and voting, the nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Votes withheld and broker non-votes have no effect on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE CLASS III NOMINEES LISTED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of our common stock as of March 31, 2003, by:

•	each person, known by us to own beneficially more than 5% of our outstanding stock;

•	each director and nominee;

•	each Named Executive Officer (as defined below under the heading “Executive Compensation and Related Matters”) and directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2003 are deemed outstanding as of March 31, 2003. Each stockholder’s percentage ownership in the following table is based on 20,304,031 shares of common stock outstanding on March 31, 2003. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Computer Access Technology Corporation, 2403 Walsh Avenue, Santa Clara, California 95051. Except as otherwise indicated and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power for all of the shares of common stock held by them.

	Shares Beneficially Owned
Beneficial Owner	Number	Percent of Class
Dan Wilnai (1)	5,352,515	26.2%
Philips Semiconductors (2)	4,158,795	20.4
Philip Pollok (3)	4,158,795	20.4
Peretz Tzarnotzky (4)	3,801,070	18.6
Dennis Evans (5)	272,625	1.3
Albert Lee (6)	222,945	1.1
Srikumar Chandran (7)	212,350	1.0
Roger W. Johnson (8)	68,750	*
Andrei Manoliu (9)	50,000	*
Kevin Fitzgerald (10)	41,872	*
All directors and executive officers as a group (8 persons) (11)	13,695,947	67.5%

*	Less than 1% of the outstanding shares of common stock
(1)	Mr. Wilnai’s shares are held in a family trust and a GRAT of which he is a trustee. Mr. Wilnai’s shares include 58,333 shares subject to options exercisable within 60 days after March 31, 2003.
(2)	As reported by Mr. Pollok, Mr. Pollok’s shares include 4,158,795 shares as to which Philips Semiconductors has voting and investment power. Philips Semiconductors is a division of Philips Electronics North American Corporation. The business address for Philips Semiconductors is 1109 McKay Dr. M/S 29-SJ, San Jose, CA 95131.
(3)	Mr. Pollok is Senior Vice President and General Manager of Emerging Businesses Unit of Philips Semiconductors, which holds 4,158,795 shares of our common stock. To the extent that Mr. Pollok holds any beneficial interest in such shares, he disclaims such beneficial ownership.
(4)	Mr. Tzarnotzky’s shares are held in a family trust and a GRAT of which he is a trustee. Mr. Tzarnotzky’s shares include 33,958 shares subject to options exercisable within 60 days after March 31, 2003.
(5)	Mr. Evans’ shares include 262,500 shares subject to options exercisable within 60 days after March 31, 2003.
(6)	Mr. Lee’s shares include 151,145 shares subject to options exercisable within 60 days after March 31, 2003.
(7)	Mr. Chandran’s shares are held in a family trust and a GRAT of which he is a trustee, include 18,750 shares held in family trusts of which Mr. Chandran and/or his wife are the trustees and furthermore include 186,250 shares subject to options exercisable within 60 days after March 31, 2003.

(8)	Mr. Johnson’s shares include 68,750 shares subject to options exercisable within 60 days after March 31, 2003.
(9)	Mr. Manoliu’s shares include 50,000 shares subject to options exercisable within 60 days after March 31, 2003.
(10)	Mr. Fitzgerald’s shares include 41,872 shares subject to options exercisable within 60 days after March 31, 2003.
(11)	Includes (a) 4,158,795 shares of common stock held indirectly and (b) options to purchase 852,808 shares of common stock exercisable within 60 days of March 31, 2003.

INFORMATION REGARDING EXECUTIVE OFFICERS AND DIRECTORS

Business Experience, Position and Other Information

The following table sets forth, as of March 31, 2003, certain information regarding our executive officers and directors.

Name	Age	Position
Dan Wilnai	61	Chairman of the Board of Directors, President and Chief Executive Officer
Peretz Tzarnotzky	55	Director and Executive Vice President, Engineering
Carmine Napolitano	35	Vice President, Chief Financial Officer and Secretary
Albert Lee	60	Vice President, Operations
Kevin Fitzgerald	45	Vice President, Sales and Technical Services
Andrei Manoliu Ph.D.	51	Director
Philip Pollok	49	Director
Roger W. Johnson	68	Director

Dan Wilnai, one of our co-founders, has served as the Chairman of our Board of Directors since our incorporation in February 1992, as our President and Chief Executive Officer from our incorporation in February 1992 to January 2002 and again beginning in October 2002, and as our Secretary from our incorporation in February 1992 until August 2000. Prior to co-founding our Company, from February 1985 to February 1992, Mr. Wilnai served as President of Summit Microsystems, a Company that focused on the FDDI fiber optic local area network standard. Mr. Wilnai holds a B.S. in Electrical Engineering from the Technion-Israel Institute of Technology.

Peretz Tzarnotzky, one of our co-founders, has served as a member of our Board of Directors since our incorporation in February 1992, and as our Executive Vice President, Engineering since September 2002. From January 2002 to September 2002, Mr. Tzarnotzky served as our Executive Vice President, Chief Technology Officer, from July 2000 to January 2002, as our Vice President, Chief Technology Officer, and from our incorporation in February 1992 to June 2000, as our Vice President, Engineering. Prior to co-founding our company, from November 1989 to July 1991, Mr. Tzarnotzky served as a systems engineering group manager at Cadence Design Systems, a developer of design automation products. Mr. Tzarnotzky holds a B.S.C. in Electrical Engineering from Ben-Gurion University of the Negev in Israel.

Carmine Napolitano has served as our Vice President, Chief Financial Officer and Secretary since September 2002. Prior to joining our Company, from August 1995 to August 2002, Mr. Napolitano served as Vice President of Finance & Administration and Chief Financial Officer of Centric Software, a leader in collaborative product development software. Mr. Napolitano received a B.S. in Mechanical Engineering from the University of California, Santa Barbara and a M.B.A. in Finance from New York University.

Albert Lee has served as our Vice President, Operations since December 1997. Prior to joining our Company, from July 1995 to June 1997, Mr. Lee served as Vice President of Operations with Hine Design, Inc., a designer and manufacturer of robotics systems for the semiconductor equipment industry. Mr. Lee holds a B.S. in Business Administration from the University of San Francisco.

Kevin Fitzgerald has served as our Vice President, Sales and Technical Services since October 2002 and Vice President, Sales and Customer Support from April 2002 to October 2002. Prior to joining our Company, from August 2001 to March 2002, Mr. Fitzgerald served as a Business Development Consultant for Perkins & Associates, LLC. From January 1999 to May 2001, Mr. Fitzgerald served as Vice President of Sales, Marketing and Professional Service at Acropolis Systems, Inc., an enterprise systems provider. From August 1995 to December 1998, Mr. Fitzgerald served as Asian Strategic Account Director and Regional Sales Manager for HAL Computer Systems, a 64-bit server and workstation company. Mr. Fitzgerald holds a BBA in Marketing and Management with a concentration on Information Systems Management from James Madison University.

Philip Pollok has been a director since February 1999. Since January 1999, Mr. Pollok has served as the Senior Vice President and General Manager of Emerging Businesses Unit of Philips Semiconductors, a division of Philips Electronics North American Corporation. From February 1998 to October 1998, Mr. Pollok served as the Business Unit Director of Wireless Communications at Mitel Semiconductor, a manufacturer of cellular, GPS, set top box, paging and wireless LAN products. Mr. Pollok holds a B.S.C. in Electronic Engineering from the University of Aston in Birmingham, United Kingdom.

Roger W. Johnson has been a director since September 2000. Since December 2002, and from March 1996 to September 2001, Mr. Johnson served as President of Roger W. Johnson and Associates, a private consulting firm. From October 2001 to December 2002, Mr. Johnson served as Chairman of the Board of Directors and Chief Executive Officer of Collector’s Universe, Inc., a company specializing in rare collectibles. Mr. Johnson also serves on the board of directors of Maxtor Corporation and Sypris Solutions, Inc. Mr. Johnson holds a B.B.A. in Business Administration from Clarkson University and a M.B.A. in Industrial Management from the University of Massachusetts.

Andrei Manoliu, Ph.D. has been a director since June 2002. Since April 2000, Dr. Manoliu has served as Managing Director of GrowthPlans LLC, a business and financial consulting firm. From 1982 to March 2000, Dr. Manoliu was an attorney with the law firm of Cooley Godward LLP, most recently as a senior partner, specializing in corporate and securities law. Dr. Manoliu also serves on the board of directors of Ditech Communications Corp., Be, Inc. and a number of other non-publicly traded corporations. Dr. Manoliu holds a J.D. from Stanford University, and a M.A. and Ph.D. in Physics from the University of California at Berkeley.

Director Compensation

Non-employee directors are currently eligible to receive stock options pursuant to the automatic option grant program of our 2000 Stock Incentive Plan, under which option grants are automatically made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of the option shares on the grant date. Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after our initial public offering will automatically receive an option grant for 50,000 shares of common stock on the date such individual joins our Board of Directors, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders’ meeting, each non-employee board member who is to continue serving as a non-employee board member, including the current non-employee board members, will be automatically granted an option to purchase 12,500 shares of common stock, provided such individual has served on our Board of Directors for at least the prior six months. Directors who are also employees currently do not receive additional compensation for serving as directors.

In May and June 2002, we granted options to purchase 12,500 and 25,000 shares, respectively, of common stock to Roger W. Johnson pursuant to the automatic option grant program of our 2000 Stock Incentive Plan.

(Prior to the amendment of the 2000 Stock Incentive Plan by the Company’s stockholders at the Company’s 2002 Annual Meeting of Stockholders, non-employee board members were granted an option to purchase 25,000 shares upon their initial appointment or election to the Board of Directors in accordance with the automatic option grant program of our 2000 Stock Incentive Plan. The amendment of the 2000 Stock Incentive Plan increased that amount to 50,000 shares and the Company granted an option to purchase an additional 25,000 shares to Mr. Johnson to increase his initial grant of options to the 50,000 requirement set forth in the automatic option grant program). In June 2002, we granted an option to purchase 50,000 shares of common stock to Andrei Manoliu pursuant to the automatic option grant program. Mr. Pollok, an employee of Philips Semiconductors, is not permitted to receive any stock options pursuant to Philips Semiconductors’ corporate policy.

In addition, commencing in 2002, we began paying our non-employee directors Roger Johnson and Andrei Manoliu quarterly compensation of $5,000.00 as consideration for their services as members of our Board of Directors. For 2002, Mr. Johnson and Mr. Manoliu each received $10,000 in compensation as directors. Mr. Pollok is not permitted to receive any compensation pursuant to Philips Semiconductors’ corporate policy.

Meetings and Committees of the Board of Directors

Our Board of Directors held a total of seven meetings during the fiscal year ended December 31, 2002. During their respective terms of office in 2002, each director attended at least 75% of the total number of meetings of our Board of Directors and each committee on which he served. Our Board of Directors has a compensation committee and an audit committee. The Board of Directors has no nominating committee or any committee performing such functions.

The audit committee met four times during 2002. Our Board of Directors has adopted and approved a charter for the audit committee. The audit committee reviews and monitors our internal accounting procedures, corporate financial reporting, external and internal audits, fees, results and scope of the annual audit and other services provided by our independent accountants. Since the effective date of the Sarbanes-Oxley Act of 2002, the audit committee has become responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors. The current audit committee members are Roger W. Johnson, Philip Pollok and Andrei Manoliu (who became a member of the audit committee on June 20, 2002). The members of the audit committee are “independent” as defined in Rule 4200(a)(15) of the Nasdaq National Market listing standards.

The compensation committee met three times during 2002. The compensation committee reviews and makes recommendations to the Board of Directors regarding all forms of compensation and benefits provided to our officers. In addition, the compensation committee establishes and reviews general policies relating to the compensation and benefits of all our employees. The current compensation committee members are Roger W. Johnson, Philip Pollok and Andrei Manoliu (who was appointed to the compensation committee on June 20, 2002).

The compensation committee has also established a special sub-committee. The sub-committee is comprised of one director who is also our President or Chief Executive Officer. The sub-committee has the limited authority to grant stock options to new employees and consultants in accordance with guidelines established by the compensation committee.

EXECUTIVE COMPENSATION AND RELATED MATTERS

The following table sets forth information concerning compensation paid by us for the years ended December 31, 2002, December 31, 2001, and December 31, 2000, to our Chief Executive Officer and three of our other most highly compensated executive officers during 2002, referred to collectively in this document as the “Named Executive Officers.” No other executive officer received salary and bonus in excess of $100,000 in 2002.

Summary Compensation Table

	Year	Annual Compensation			Long-term Compensation	All Other Compensation (1)
					Awards
Name and Principal Position		Salary	Bonus		Securities Underlying Options (#)
Dan Wilnai President and Chief Executive Officer (2)	2002 2001 2000	$131,000 249,323 215,990	$	— — 70,000	$ — 100,000 —	$4,521 5,250 5,250

Peretz Tzarnotzky Executive Vice President, Engineering	2002 2001 2000	220,000 220,503 201,340		— 1,000 60,000	— 70,000 —	5,500 5,250 5,250

Albert Lee Vice President, Operations	2002 2001 2000	175,000 173,665 157,746		— — 30,000	— 65,000 25,000	— 5,250 5,250

Kevin Fitzgerald Vice President, Sales and Technical Services (3)	2002	121,307		20,000	150,000	—

Jean-Louis Gassée President and Chief Executive Officer (4)	2002	182,115		—	1,600,000	190,500	(7)

Srikumar Chandran Vice President, Engineering (5)	2002 2001 2000	187,816 177,500 155,400		45,000 — 42,000	40,000 65,000 31,250	4,999 5,250 5,250

Dennis Evans Executive Vice President, Chief Financial Officer (6)	2002 2001 2000	166,107 179,167 103,429		— — 65,000	— 75,000 187,500	110,125 5,250 5,250	(7)

(1)	Except as otherwise noted, the column entitled All Other Compensation consists solely of contributions made to each executive officer’s account under our 401(k) profit sharing plan.
(2)	Mr. Wilnai retired from his position as an executive officer in January 2002, but returned to the position in October 2002. As of December 31, 2002, Mr. Wilnai’s annual base salary was $250,000.
(3)	Mr. Fitzgerald joined the Company in April 2002 and his annual base salary for such year was $175,000.
(4)	Effective October 1, 2002, Mr. Gassée resigned as the Company’s President, Chief Executive Officer and member of the Board of Directors. See “Employment Contracts and Termination of Employment and Change of Control Arrangements.”
(5)	Effective September 30, 2002, Mr. Chandran resigned as the Company’s Vice President, Engineering. See “Employment Contracts and Termination of Employment and Change of Control Arrangements.”
(6)	Effective September 30, 2002, Mr. Evans resigned as the Company’s Executive Vice President, Chief Financial Officer and Secretary. See “Employment Contracts and Termination of Employment and Change of Control Arrangements.”
(7)	See “Employment Contracts and Termination of Employment and Change of Control Arrangements.”

Employment Contracts and Termination of Employment and Change of Control Arrangements

We entered into employment agreements with Albert Lee and Kevin Fitzgerald, each of whom were executive officers of our Company as of December 31, 2002.

On December 5, 1997, Albert Lee, our Vice President, Operations, entered into an employment agreement with us. When executed, the agreement provided for a starting annual salary of $125,000 subject to periodic review and potential adjustments. The agreement also provides for periodic achievement bonuses based on the Company’s financial performance and on Mr. Lee meeting certain objectives as defined by our management. In connection with his hire, Mr. Lee was also granted options to purchase up to 150,000 shares of common stock pursuant to our 1994 Stock Option Plan at a per share exercise price of $0.35. In the event Mr. Lee is terminated within twelve months of a change of control, he may also be entitled to a lump sum severance payment equal to six months of his base salary as of the date of termination.

On April 16, 2002, Kevin Fitzgerald, our Vice President, Sales and Technical Services, entered into an employment agreement with us. When executed, the agreement provided for a starting annual salary of $175,000 subject to periodic review and potential adjustments. In addition, commencing January 1, 2003, the agreement provides for quarterly bonuses based on the Company achieving certain revenue targets established by management in advance. Furthermore, Mr. Fitzgerald is eligible for achievement bonuses based on the Company’s financial performance and on his meeting certain objectives as defined by our management. In connection with his hire, Mr. Fitzgerald was also granted options to purchase up to 150,000 shares of common stock pursuant to our 2000 Stock Incentive Plan at a per share exercise price of $3.55 and up to 30,000 additional shares of common stock at a per share exercise price equal to the fair market value of our common stock as determined based on the closing selling price per share of common stock on the date of grant by our Board of Directors after he completes six months of employment. In the event Mr. Fitzgerald is terminated within twelve months of a change of control, he may also be entitled to a lump sum severance payment equal to six months of his base salary as of the date of termination.

Effective October 1, 2002, Jean-Louis Gassée, our President, Chief Executive Officer and member of the Board of Directors, resigned. He entered into a severance agreement with us the terms and conditions of which are disclosed in our Form 10-Q/A filed November 14, 2003.

Effective September 30, 2002, Sri Chandran, our Vice President, Engineering resigned. He entered into a severance agreement with us the terms and conditions of which are disclosed in our Form 10-Q/A filed November 14, 2003.

Effective September 30, 2002, Dennis Evans, our Executive Vice President, Chief Financial Officer and Secretary resigned. He entered into a severance agreement with us the terms and conditions of which are disclosed in our Form 10-Q/A filed November 14, 2003.

Option Grants in Fiscal Year 2002

The following table sets forth information regarding stock options granted to the Named Executive Officers during the year ended December 31, 2002. No stock appreciation rights were granted in 2002.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted to Employees in Fiscal 2002(2)	Exercise Price ($/sh)(3)	Expiration Date(4)
					5%	10%
Dan Wilnai	—	—%	—	—	$—	$—

Peretz Tzarnotzky	—	—	—	—	—	—

Albert Lee	—	—	—	—	—	—

Kevin Fitzgerald	150,000	4.6	3.55	4/22/12	334,886	848,668

Jean-Louis Gassée	1,600,000	49.2	4.51	1/4/12	4,538,104	11,500,446

Srikumar Chandran	40,000	1.2	1.98	9/30/12	49,808	126,224

Dennis Evans	—	—	—	—	—	—

(1)	All options were granted under the 2000 Stock Incentive Plan. Options granted during 2002 vest at a rate of 25% of the shares subject thereto one year from the grant date and as to approximately 2.08% of the shares subject to the option at the end of each month thereafter so that the shares become fully vested four years from the grant date. Certain of these options are entitled to accelerated vesting in the event of a change of control of our Company as described elsewhere in this section under the caption “Employment Contracts and Change of Control Agreements.” The term of each option is ten years. The exercise price of each such option is payable in cash or an appropriate number shares of our common stock, and we may withhold an appropriate number of the shares issuable upon exercise for any withholding or related taxes.
(2)	Based on a total of 3,253,500 options granted to our employees in fiscal 2002, including the Named Executive Officers.
(3)	The exercise price per share of options granted represents the fair market value of the underlying shares of common stock on the date the options were granted.
(4)	Options may terminate before their expiration dates if the optionees’s status as an employee or consultant is terminated or upon the optionee’s death or disability.
(5)	In accordance with the rules of the Securities and Exchange Commission, the above table sets forth the potential realizable value over the ten-year period from the grant date to the expiration date, assuming rates of stock appreciation of 5% and 10%, compounded annually and calculated based on the fair market value of the stock on the date of grant. These amounts do not represent our estimate of future stock price performance. Actual realizable values, if any, of stock options will depend on the future performance of our common stock.

Aggregate Option Exercises in 2002 and Year-End Option Values

The following table sets forth information for our Named Executive Officers relating to the shares acquired and dollar value realized from stock option exercises during the year, and the number and value of shares of common stock underlying exercisable and unexercisable options held at December 31, 2002. No stock appreciation rights were outstanding or exercised as of December 31, 2002.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options as of December 31, 2002		Value of Unexercised In-the-Money Options as of December 31, 2002 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Dan Wilnai	—	$—	47,916	52,084	$—	$—
Peretz Tzarnotzky	—	—	26,666	43,334	—	—
Albert Lee	—	—	141,769	48,231	208,159	6,891
Kevin Fitzgerald	—	—	—	150,000	—	—
Jean-Louis Gassée	—	—	13,932	—	—	—
Srikumar Chandran	—	—	186,250	40,000	201,533	20,400
Dennis Evans	—	—	262,500	—	91,875	—

(1)	The value of “in-the-money” stock options represents the positive difference between the exercise price of options and $2.49, the closing selling price of the underlying shares on December 31, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file with the Securities and Exchange Commission reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon the copies of Section 16(a) reports that we received from such persons or the written representations received from one or more of such persons concerning reports required to be filed by them for the fiscal year ended December 31, 2002, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by the persons subject to the Section 16(a) reporting requirements except for one Form 4 filing by Roger W. Johnson reporting a grant of options under our 2000 Stock Incentive Plan, which was inadvertently filed late.

Certain Relationships and Related Transactions

In May 2000, we loaned $125,000 to Mr. Lee pursuant to a promissory note. The loan is full-recourse and secured by 87,500 shares of our common stock held by Mr. Lee. In May 2002, the note was amended to expire in May 2003. The note accrues interest at a rate of eight percent per annum and is due on the earlier to occur of May 11, 2003 or upon termination of Mr. Lee’s employment with our Company. As of March 31, 2003, $119,065 remained outstanding on Mr. Lee’s loan.

On July 22, 2002, Carmine Napolitano, our Vice President, Chief Financial Officer and Secretary, entered into an employment agreement with us. The agreement provides for a starting annual salary of $230,000. In addition, the agreement provides for an annual bonus established by our compensation committee as it relates to the achievement of certain objectives defined by our Board of Directors. In 2002, Mr. Napolitano was guaranteed an achievement bonus of $35,000. In the event Mr. Napolitano’s employment is involuntarily terminated without cause after the first twelve months of his start date or his employment is terminated in connection with a change of control, he will be entitled to a lump sum severance payment equal to twelve months of his base salary as of the termination date plus acceleration of 50% of all unvested options previously granted.

Compensation Committee Interlocks and Insider Participation

Throughout 2002, Philip Pollok and Roger W. Johnson served as members of the compensation committee. Andrei Manoliu was appointed to the compensation committee on June 20, 2002 and he continued to serve as a member of the compensation committee throughout the remainder of 2002.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by us under those statutes, the compensation committee report, stock performance graph, audit committee report, and reference to the independence of the audit committee are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

REPORT OF THE COMPENSATION COMMITTEE

Overview and Philosophy

The compensation committee of the Board of Directors (the “committee”) reviews, approves and makes recommendations for executive officer compensation, including recommendations for stock option grants, to the Board of Directors for its approval. Executive compensation includes the following elements: base salaries; bonuses; stock options; and various benefit plans.

Through June 2002, the committee was composed of two independent directors who were not employees of the Company. In June 2002, a third independent director was appointed to the committee. It is the committee’s intent that executive compensation be tied to a significant extent directly to the achievement of the Company’s performance objectives. Specifically, the Company’s executive compensation program is designed to reward executive contributions that result in enhanced corporate performance and stockholder value.

Published industry pay survey data is reviewed and relied upon in the committee’s assessment of appropriate compensation levels, including the Radford Management Survey and data from companies in the computer industry of comparable size, performance and growth rates.

The committee recognizes that the industry sector in which the Company operates is highly competitive, with the result that there is substantial demand for qualified, experienced executive personnel. The committee considers it crucial that the Company be assured of attracting and retaining its important executives who are essential to the attainment of the Company’s long-term strategic goals.

For these reasons, the committee believes its executive compensation arrangements must remain competitive with those offered by other companies of similar size, scope, performance levels and complexity of operations.

Annual Cash Compensation and Benefits

The committee believes that the annual cash compensation paid to executives should be commensurate with the performance of both its executive officers and the Company. For this reason, the Company’s executive officers’ cash compensation consists of base compensation (salary) and variable incentive compensation (bonus).

Base salaries for executive officers are established considering a number of factors, including the Company’s financial performance; the executive’s individual performance and measurable contribution to the Company’s success; and pay levels of similar positions with comparable companies in the industry. Base salary decisions are made as part of our formal annual review process.

An executive officer’s bonus generally depends on the Company’s overall financial performance and the executive officer’s individual performance. Generally, no bonus payments are made unless minimum revenue and profit targets are achieved. These targets are reviewed periodically to meet the changing nature of our business.

Stock Options

During fiscal 2002, the committee approved all stock option grants made to executive officers under the Company’s 2000 Stock Incentive Plan. The plans are designed to attract, retain and motivate the executive officers by providing them with a meaningful stake in the Company’s long-term success.

In making its recommendations, the committee, or the Company’s Board of Directors, as applicable, takes into consideration grants made to individuals in similar positions in comparable high technology companies; participants’ contributions to the Company’s performance, both short- and long-term; prior stock option grants, especially as they relate to the number of options vested and unvested; and the impact that total option grants made to all participants have on dilution of current stockholder ownership and the Company’s earnings.

Stock option grants made to the Named Executive Officers are set forth in the table of option grants during the last fiscal year above. See “Executive Compensation and Related Matters—Option Grants in Fiscal Year 2002.”

CEO Compensation

It is the intention of the Company’s Board of Directors to periodically set the base salary payable to the Company’s President and Chief Executive Officer at a level that would be competitive with the base salary levels in effect for other chief executive officers at similarly sized companies within the industry. Based on the committee’s review of specific performance, length of time in the position, market information, and financial performance of the Company, the committee determined that the amount of base salary and bonus paid to the Company’s officers, including the Company’s President and Chief Executive Officer, was reasonable.

Compliance With Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. The compensation paid to the Company’s executive officers for the 2002 fiscal year did not exceed the $1 million limit per officer, and it is not expected the cash compensation to be paid to the Company’s executive officers for the 2003 fiscal year will exceed that limit. In addition, the 2000 Stock Incentive Plan has been structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under each such plan will qualify as performance-based compensation, which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

The undersigned members of the compensation committee during 2002 have submitted this Report to the Board of Directors:

Roger W. Johnson

Andrei Manoliu

Philip Pollok

Stock Performance

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our common stock with the cumulative return of the Nasdaq composite index and the Nasdaq Electronic Components index for the period commencing on the first day our common stock was traded on the Nasdaq Stock Market, November 10, 2000, and ending on December 31, 2002.

The graph assumes that $100 was invested on November 10, 2000, at the offering price on the date of our initial public offering, in our common stock and in each indices, and that all dividends were reinvested. No cash dividends have been declared or paid on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. We operate on a fiscal year which ends on December 31.

COMPARISON OF 25 MONTH CUMULATIVE TOTAL RETURN*

AMONG COMPUTER ACCESS TECHNOLOGY CORPORATION,

THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

*	$100 invested on 11/10/00 in stock or index—including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return
	11/10/00	12/31/00	12/31/01	12/31/02
COMPUTER ACCESS TECHNOLOGY CORPORATION	100.00	85.42	41.67	20.75
NASDAQ STOCK MARKET (U.S.)	100.00	81.16	64.40	44.52
NASDAQ ELECTRONIC COMPONENTS	100.00	76.46	52.10	27.91

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

In accordance with its written charter adopted by the Board of Directors of the Company, the audit committee (“audit committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Since the effective date of the Sarbanes-Oxley Act of 2002, the audit committee has become responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors.

The audit committee’s responsibilities also include reviewing and approving the planned scope, proposed fee arrangements and results of the Company’s annual audit, reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls, and reviewing the independence of the Company’s independent accountants.

The Company’s management has primary responsibility for preparing the Company’s financial statements and establishing the Company’s financial reporting process. The Company’s independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. In this context, the audit committee hereby reports as follows:

1.	The audit committee has reviewed and discussed the audited consolidated financial statements with the Company’s management.

2.	The audit committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

3.	The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed the independence of the Company’s independent accountants with such accountants.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the audit committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which was filed with the Securities and Exchange Commission on March 21, 2003.

Based on the representations made to the audit committee and the Company by PricewaterhouseCoopers LLP, the audit committee is satisfied that for the most recent fiscal year, all of the hours expended on PricewaterhouseCoopers LLP’s audit of the Company’s financial statements for the most recent fiscal year are attributable to work performed by full-time permanent employees of such firm.

The undersigned members of the audit committee have submitted this Report to the Board of Directors:

Roger W. Johnson

Andrei Manoliu

Philip Pollok

PROPOSAL TWO

Ratification of Appointment of Independent Public Accountants

General

Our audit committee has selected PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2003. The Board of Directors recommends that stockholders vote for ratification of such appointment. Ratification of the independent public accountants requires the affirmative vote of a majority of those shares present in person or by proxy and entitled to vote at the Meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes on this matter are treated as not entitled to vote on the matter and will not affect the outcome of this vote.

In the event the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the audit committee of our Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be in our best interest.

PricewaterhouseCoopers LLP has audited our consolidated financial statements annually since 1996. Representatives of PricewaterhouseCoopers LLP will have an opportunity to make a statement at the Meeting if they desire to do so and will be available at the Meeting to respond to any appropriate questions.

Fees for Audit and Other Services

PricewaterhouseCoopers LLP, our independent accountants, billed the following fees for services rendered to the Company for the year ended December 31, 2002:

Audit Fees	$189,000
Financial Information Systems Design and Implementation Fees	—
All Other Fees	49,000

Total	$238,000

The services for which fees were included under the caption “Audit Fees” above consist of professional services for the audit of the annual financial statements and the review of financial statements included in our reports on Form 10-Q for such fiscal year. Substantially all amounts listed under the caption “All Other Fees” above were performed in connection with tax-related matters.

The audit committee of the Board of Directors considered the compatibility of the fees listed under “All Other Fees” with maintaining the auditor’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

OTHER MATTERS

We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2002, including financial statements and schedules and list of exhibits. Requests should be sent to Computer Access Technology Corporation, 2403 Walsh Avenue, Santa Clara, California 95051, Attention: Secretary.

We know of no other matters to be submitted at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

For the Board of Directors

Carmine J. Napolitano Secretary

Dated: April 22, 2003

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Computer Access Technology Corporation

DETACH HERE

PROXY

COMPUTER ACCESS TECHNOLOGY CORPORATION

2403 Walsh Avenue

Santa Clara, California 95051

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Dan Wilnai, President and Chief Executive Officer, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all shares of common stock of Computer Access Technology Corporation (the “Company”) held of record by the undersigned on March 31, 2003 at the Annual Meeting of Stockholders to be held on May 22, 2003 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO PROPOSAL 1 OR PROPOSAL 2 SPECIFIED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR EACH SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

DIRECTORS		PROPOSAL(S)

1.	Directors recommend: A vote for the election of the following nominees: (01) Dan Wilnai, (02) Peretz Tzarnotzky	2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants.	FOR ☐	AGAINST ☐	ABSTAIN ☐

For all nominees	☐	☐	Withhold for all nominees	Note: such other business as may property come before the meeting or any adjournment thereof.

Withhold authority to vote for any individual nominees	☐ Write number(s) of nominee(s) above:

In their discretion, the proxy holder is authorized to vote the shares represented by this proxy upon any other business that may properly come before the meeting. In each such case, the proxy holder shall vote the shares according to the recommendation of management.

MARK HERE IF YOU PLAN      ☐

TO ATTEND THE MEETING

MARK HERE FOR ADDRESS    ☐

CHANGE AND NOTE AT LEFT

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature: Date:	Signature: Date: